Exhibit 99.1

PRESS RELEASE	Contact:	Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS

CHICO, Calif. – (October 30, 2017) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced earnings of $11,897,000, or $0.51 per diluted share, for the three months ended September 30, 2017. For the three months ended September 30, 2016 the Company reported earnings of $12,199,000, or $0.53 per diluted share.

The following is a summary of the components of the Company’s consolidated net income, average common shares, and average diluted common shares outstanding for the periods indicated:

	Three months ended September 30,
(dollars and shares in thousands)	2017	2016	$ Change	% Change
Net Interest Income	$44,084	$42,270	$1,814	4.3%
Reversal of (provision for) loan losses	(765)	3,973	(4,738)
Noninterest income	12,930	11,066	1,864	16.8%
Noninterest expense	(37,222)	(37,416)	194	(0.5%)
Provision for income taxes	(7,130)	(7,694)	564	(7.3%)

Net income	$11,897	$12,199	($302)	(2.5%)

Average common shares	22,932	22,825	107	0.5%
Average diluted common shares	23,244	23,099	145	0.6%

The following is a summary of certain of the Company’s consolidated assets and deposits as of the dates indicated:

Ending balances	As of September 30,
($’s in thousands)	2017	2016	$ Change	% Change
Total assets	$4,656,435	$4,467,131	$189,304	4.2%
Total loans	2,931,613	2,712,226	219,387	8.1%
Total investments	1,231,759	1,168,314	63,445	5.4%
Total deposits	$3,927,456	$3,836,012	$91,444	2.4%

Qtrly avg balances	As of September 30,
($’s in thousands)	2017	2016	$ Change	% Change
Total assets	$4,572,424	$4,407,322	$165,102	3.7%
Total loans	2,878,944	2,669,954	208,990	7.8%
Total investments	1,250,207	1,199,941	50,266	4.2%
Total deposits	$3,878,183	$3,784,748	$93,435	2.5%

Performance highlights for the Company during the three months ended September 30, 2017 included the following:

-	Loan balances increased $105,220,000 representing a 3.7% increase in total loans, and an annualized growth rate of 14.9%, during the three months ended September 30, 2017.

-	Service charge and fee income increased $1,453,000, or 18.1%, compared to the three months ended September 30, 2016.

-	The average rate of interest paid on deposits, including the effect of noninterest-bearing deposits, remained low at 0.11%.

-	Total noninterest expense decreased $194,000, or 0.5%, compared to the three months ended September 30, 2016.

Included in the Company’s results of operations for the three months ended September 30, 2017 is a gain of $961,000 recorded in noninterest income from the sale of $24,797,000 of available for sale mortgage backed investment securities on September 28, 2017.

Also, included in the Company’s results of operations for the three months ended September 30, 2017 is $150,000 of excess tax benefits (a reduction of tax expense) related to equity compensation instruments during this time period. Prior to January 1, 2017, generally accepted accounting principles required these types of excess tax benefits, and tax deficiencies, be recorded directly to shareholders’ equity, and not affect tax expense. During the three month period ended September 30, 2016, the Company recorded no equity compensation related tax benefit or deficiency to shareholders’ equity.

Included in the Company’s results of operations for the three months ended September 30, 2016 is the impact of the sale on August 22, 2016, of two performing loans with recorded book value of $166,000, and 48 nonperforming loans with recorded book value, including pre-sale write downs and purchase discounts, of approximately $2,757,000. The loans sold on August 22, 2016 had contractual amounts outstanding of $6,558,000. Net sale proceeds of $4,980,000 resulted in the recovery of loan balances previously charged off of $1,727,000, additional loan charge offs of $159,000, and interest income of $488,000 from the recovery of interest payments previously applied to principal balances.

Also, included in the Company’s results of operations for the three months ended September 30, 2016 was a $716,000 valuation allowance expense related to a closed branch building held for sale, the value of which was written down to current market value, and subsequently sold during the three months ended September 30, 2016. Net proceeds from the sale of this building were $1,218,000, and resulted in no gain or additional loss being recorded upon the sale of this building.

In addition to the nonrecurring income statement items noted above, there were other expense and revenue items during the three months ended September 30, 2017 and 2016 of less significance that may be considered nonrecurring, and these items are described below in various sections of this announcement.

The Company’s primary source of revenue is net interest income, or the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Included in the Company’s net interest income is interest income from municipal bonds that is almost entirely exempt from Federal income tax. These municipal bonds are classified as investments – nontaxable, and the Company may present the interest income from these bonds on a fully tax equivalent (FTE) basis.

Loans acquired through purchase, or acquisition of other banks, are classified by the Company as Purchased Not Credit Impaired (PNCI), Purchased Credit Impaired – cash basis (PCI – cash basis), or Purchased Credit Impaired – other (PCI – other). Loans not acquired in an acquisition or otherwise “purchased” are classified as “originated”. Often, such purchased loans are purchased at a discount to face value, and part of this discount is accreted into (added to) interest income over the remaining life of the loan. A loan may also be purchased at a premium to face value, in which case, the premium is amortized into (subtracted from) interest income over the remaining life of the loan. Generally, as time goes on, the effects of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining (unaccreted) discount or (unamortized) premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. Further details regarding interest income from loans, including fair value discount accretion, may be found under the heading “Supplemental Loan Interest Income Data” in the Consolidated Financial Data table at the end of this announcement.

Following is a summary of the components of net interest income for the periods indicated (dollars in thousands):

	Three months ended September 30,
(dollars and shares in thousands)	2017	2016	$ Change	% Change
Interest income	$45,913	$43,709	$2,204	5.0%
Interest expense	(1,829)	(1,439)	(390)	27.1%
FTE adjustment	624	587	37	6.4%

Net interest income (FTE)	$44,708	$42,857	$1,851	4.3%

Net interest margin (FTE)	4.24%	4.23%

Purchased loan discount accretion:
Amount (included in interest income)	$1,364	$2,229
Effect on average loan yield	0.19%	0.33%
Effect on net interest margin (FTE)	0.13%	0.22%
Interest income recovered via loan sales:
Amount (included in interest income)	—	$488
Effect on average loan yield	0.00%	0.07%
Effect on net interest margin (FTE)	0.00%	0.05%

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

(unaudited, dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Earning assets
Loans	$2,878,944	$37,268	5.18%	$2,783,686	$36,418	5.23%	$2,669,954	$35,769	5.36%
Investments - taxable	1,114,112	7,312	2.63%	1,077,703	7,231	2.68%	1,073,030	6,687	2.49%
Investments - nontaxable	136,095	1,665	4.89%	136,256	1,667	4.89%	126,910	1,565	4.93%
Cash at Federal Reserve and other banks	85,337	292	1.37%	137,376	353	1.03%	185,552	275	0.59%

Total earning assets	4,214,488	46,537	4.42%	4,135,021	45,669	4.42%	4,055,446	44,296	4.37%

Other assets, net	357,937			357,368			351,875

Total assets	$4,572,424			$4,492,389			$4,407,322

Liabilities and shareholders’ equity
Interest-bearing
Demand deposits	$949,348	206	0.09%	$936,482	201	0.09%	$888,377	111	0.05%
Savings deposits	1,365,249	419	0.12%	1,353,132	410	0.12%	1,357,359	426	0.13%
Time deposits	310,325	403	0.52%	321,515	363	0.45%	340,709	338	0.40%
Other borrowings	65,234	149	0.91%	20,011	13	0.26%	18,951	2	0.05%
Trust preferred securities	56,784	652	4.59%	56,736	623	4.39%	56,584	562	3.97%

Total interest-bearing liabilities	2,746,941	1,829	0.27%	2,687,876	1,610	0.24%	2,661,981	1,439	0.22%

Noninterest-bearing deposits	1,253,261			1,240,390			1,198,302
Other liabilities	64,834			66,898			66,464
Shareholders’ equity	507,389			497,225			480,575

Total liabilities and shareholders’ equity	$4,572,424			$4,492,389			$4,407,322

Net interest rate spread			4.15%			4.18%			4.15%
Net interest income/net interest margin (FTE)		44,708	4.24%		44,059	4.26%		42,857	4.23%

FTE adjustment		(624)			(625)			(587)

Net interest income (not FTE)		$44,084			$43,434			$42,270

Purchase loan discount accretion effect:
Amount (included in interest income)		$1,364			$2,170			$2,229
Effect on avg loan yield		0.19%			0.31%			0.33%
Effect on net interest margin		0.13%			0.21%			0.22%
Loan sale effect:
Amount (included in interest income)		—			—			$488
Effect on avg loan yield		0.00%			0.00%			0.07%
Effect on net interest margin		0.00%			0.00%			0.05%

Net interest income (FTE) during the three months ended September 30, 2017 increased $1,851,000 (4.3%) to $44,708,000 compared to $42,857,000 during the three months ended September 30, 2016. The increase in net interest income (FTE) was due primarily to increases in the average balance of loans and investments, and an increase in yield on investments – taxable, that were partially offset by a decrease in yield on loans and an increase in other borrowings compared to the three months ended September 30, 2016.

During the three months ended September 30, 2017, loan interest income increased $1,499,000 (4.2%) to $37,268,000. The increase in loan interest income was due to a $208,990,000 (7.8%) increase in the average balance of loans that was partially offset by an 18 basis point decrease in the average yield on loans to 5.18% compared to 5.36% during the three months ended September 30, 2016. Included in loan interest income for the quarter ended September 30, 2017 was $1,364,000 of purchased loan discount accretion. Included in loan interest income for the quarter ended September 30, 2016 was $2,229,000 of purchased loan discount accretion, and

$488,000 of interest income recovered upon the sale of certain nonperforming loans. During the three months ended September 30, 2017, investment interest income (FTE) increased $725,000 (8.8%) from the year-ago quarter to $8,977,000. The increase in investment interest income was due to a $50,267,000 (4.2%) increase in the average balance of investments and a 12 basis point increase in the average investment yield to 2.87% compared to 2.75% in the year-ago quarter. The increase in loan and investment balances noted above was funded primarily by a $93,436,000 (2.5%) increase in the average balance of total deposits, a $100,215,000 (54.0%) decrease in the average balance of interest earning cash at banks, and a $46,283,000 (244%) increase in other borrowings during the three months ended September 30, 2017 compared to the three months ended September 30, 2016. Despite the 54.0% decrease in the average balance of interest earning cash at banks, interest income from cash at banks increased $17,000 (6.2%) to $292,000 due to a 78 basis point increase in the average yield on cash at banks to 1.37% during the three months ended September 30, 2017 compared to 0.59% during the three months ended September 30, 2016. While the average balance of total deposits grew $93,435,000 (2.5%) from the three months ended September 30, 2016 to the three months ended September 30, 2017, the average balance of interest bearing deposits grew $38,477,000 (1.5%), and the average rate paid on those interest bearing deposits increased 2 basis points to 0.16%. The $46,283,000 increase in the average balance of other borrowings was due to the addition of borrowings from the FHLB, and resulted in an 86 basis point increase in the average rate paid on other borrowings during the three months ended September 30, 2017 compared to the three months ended September 30, 2016. The average rate paid on junior subordinated debt increased 62 basis points to 4.59% during the three months ended September 30, 2017 compared to 3.97% during the three months ended September 30, 2016. The changes in the average balances of interest bearing assets and liabilities, and their respective yields and rates, from the three months ended September 30, 2016 to the three months ended September 30, 2017 is indicative of moderate to strong loan demand and loan origination capabilities of the Company from September 30, 2016 to September 30, 2017, and the increases in short-term interest rates during this time frame that did not result in significant increases in deposit rates or long-term fixed-rate loan rates. For more information related to loan interest income, including loan purchase discount accretion, see the Supplemental Loan Interest Income Data in the tables at the end of this announcement.

The table below that sets forth a summary of the changes in interest income and interest expense from changes in average asset and liability balances (volume) and changes in average interest yields and rates for each category of interest earning asset and interest paying liability for the periods indicated:

	Three months ended September 30, 2017 compared with three months ended September 30, 2016
	Volume	Yield/Rate	Total
Increase (decrease) in interest income:
Loans	$2,800	$(1,301)	$1,499
Investments - taxable	256	369	625
Investments - nontaxable	113	(13)	100
Federal funds sold	(148)	165	17

Total	3,021	(780)	2,241

Increase (decrease) in interest expense:
Demand deposits (interest-bearing)	8	87	95
Savings deposits	3	(10)	(7)
Time deposits	(30)	95	65
Other borrowings	6	141	147
Junior subordinated debt	2	88	90

Total	(11)	401	390

Increase (decrease) in net interest income	$3,032	$(1,181)	$1,851

The Company recorded a provision for loan losses of $765,000 during the three months ended September 30, 2017 compared to a reversal of provision for loan losses of $3,973,000 during the three months ended September 30, 2016. The $765,000 provision for loan losses during the three months ended September 30, 2017 was primarily due to an increase in nonperforming loans, and an increase in the concentration of nonowner-occupied commercial real estate secured loans that were partially offset by continued low historical loan loss experience, and stable to improving economic environmental factors. Nonperforming loans were $21,955,000, or 0.75% of loans outstanding as of September 30, 2017, and represented an increase from 0.73% of loans outstanding at December 31, 2016, and a decrease from 0.77% of loans outstanding as of September 30, 2016. Net loan charge-offs during the three months ended September 30, 2017 were $161,000, and included $187,000 of charge-offs related to purchased credit impaired (PCI-other) loans for which an allowance was previously provided. Excluding these PCI loan charge-offs, charge-offs for the three months ended September 30, 2017 would have been $675,000, and charge-offs, net of recoveries, would have been a net recovery of $26,000.

The following table presents the key components of noninterest income for the periods indicated:

	Three months ended September 30,
(dollars in thousands)	2017	2016	$ Change	% Change
Service charges on deposit accounts	4,160	3,641	$519	14.3%
ATM fees and interchange	4,209	3,851	358	9.3%
Other service fees	917	792	125	15.8%
Mortgage banking service fees	514	537	(23)	(4.3%)
Change in value of mortgage servicing rights	(325)	(799)	474	(59.3%)

Total service charges and fees	9,475	8,022	1,453	18.1%

Gain on sale of loans	606	953	(347)	(36.4%)
Commission on nondeposit investment products	672	747	(75)	(10.0%)
Increase in cash value of life insurance	732	709	23	3.2%
Gain on sale of investment securities	961	—	961
Change in indemnification asset	—	(10)	10	(100.0%)
Gain on sale of foreclosed assets	37	69	(32)	(46.4%)
Other noninterest income	447	576	(129)	(22.4%)

Total other noninterest income	3,455	3,044	411	13.5%

Total noninterest income	$12,930	$11,066	$1,864	16.8%

Noninterest income increased $1,864,000 (16.8%) to $12,930,000 during the three months ended September 30, 2017 compared to the three months ended September 30, 2016. The increase in noninterest income was due primarily to a $519,000 (14.3%) increase in service charges on deposit accounts, a $358,000 (9.3%) increase in ATM fees and interchange income, a $474,000 improvement in change in value of mortgage servicing rights, and a $961,000 gain on sale of investment securities that were partially offset by a $347,000 decrease in gain on sale of loans. The $519,000 increase in service charges on deposit accounts was due primarily to increased fee generation from both consumer and business checking customers. The $358,000 increase in ATM fees and interchange revenue was due primarily to the Company’s continued focus in this area, and growth in electronic payments volume. The $474,000 improvement in change in value of mortgage servicing rights (MSRs) was due primarily to an increase in the discount rate used by investors to calculate the present value of future servicing fee income that caused the fair value of the servicing asset to decrease during the three months ended September 30, 2016 while no similar discount rate increase occurred during the three months ended September 30, 2017. The $347,000 decrease in gain on sale of loans was due primarily to decreased residential mortgage refinance activity compared to the year-ago quarter.

The following table presents the key components of the Company’s noninterest expense for the periods indicated:

	Three months ended September 30,
(dollars in thousands)	2017	2016	$ Change	% Change
Base salaries, overtime and temporary help, net of deferred loan origination costs	13,600	13,419	$181	1.3%
Commissions and incentives	2,609	2,798	(189)	(6.8%)
Employee benefits	4,724	4,643	81	1.7%

Total salaries and benefits expense	20,933	20,860	73	0.3%

Occupancy	2,799	2,667	132	4.9%
Equipment	1,816	1,607	209	13.0%
Provision for losses unfunded	390	25	365	1460.0%
Data processing and software	2,495	2,068	427	20.6%
Telecommunications	716	702	14	2.0%
ATM & POS network charges	1,425	1,915	(490)	(25.6%)
Professional fees	901	1,018	(117)	(11.5%)
Advertising and marketing	1,039	1,049	(10)	(1.0%)
Postage	325	381	(56)	(14.7%)
Courier service	235	280	(45)	(16.1%)
Intangible amortization	339	359	(20)	(5.6%)
Operational losses	301	497	(196)	(39.4%)
Provision for OREO losses	134	8	126	1575.0%
OREO Expense	41	37	4	10.8%
Assessments	427	654	(227)	(34.7%)
Other	2,906	3,289	(383)	(11.6%)

Total other noninterest expense	16,289	16,556	(267)	(1.6%)

Total noninterest expense	$37,222	$37,416	($194)	(0.5%)

Average full time equivalent employees	993	1,022	(29)	(2.8%)

Salary and benefit expenses increased $73,000 (0.3%) to $20,933,000 during the three months ended September 30, 2017 compared to $20,860,000 during the three months ended September 30, 2016. Base salaries, net of deferred loan origination costs increased $181,000 (1.3%) to 13,600,000. The increase in base salaries was due primarily to annual merit increases that were substantially offset by a 2.8% decrease in average full time equivalent employees to 993 from 1,022 in the year-ago quarter. Commissions and incentive compensation decreased $189,000 (6.8%) to $2,609,000 during the three months ended September 30, 2017 compared to the year-ago quarter due primarily to a decrease in commissions on loans. Benefits & other compensation expense increased $81,000 (1.7%) to $4,724,000 during the three months ended September 30, 2017 due primarily to increases in group medical and workers compensation insurance, and employee stock ownership plan (ESOP) expense.

Other noninterest expense decreased $267,000 (1.6%) to $16,289,000 during the three months ended September 30, 2017 compared to the three months ended September 30, 2016. The decrease in other noninterest expense was due primarily to a $490,000 decrease in ATM & POS network charges, a $227,000 decrease in deposit insurance and other assessments, and a $384,000 decrease in other noninterest expense that were partially offset by increases of $427,000 in data processing and software expense, $365,000 in change in reserve for unfunded commitments, and $341,000 in occupancy and equipment expense. The $490,000 decrease in ATM & POS network charges was due to nonrecurring ATM & POS network charges that occurred during the third quarter of 2016 related to system enhancements. The $227,000 decrease in assessments was due the lowering of FDIC deposit insurance rates during the third quarter of 2016. The $384,000 decrease in other noninterest expense was due to a $716,000 valuation allowance expense taken during the third quarter of 2016 on a closed branch building that was also sold during the third quarter of 2016 without further loss or gain. The $365,000 increase in change in reserve for unfunded commitments was due primarily to a larger increase in unfunded loan commitments during the three months ended September 30, 2017, compared to the three months ended September 30, 2016. The $341,000 increase in occupancy and equipment expense was due primarily to increased depreciation expense on equipment and maintenance and repair expense on facilities and equipment.

The effective combined Federal and State income tax rate on income was 37.5% and 38.7% for the three months ended September 30, 2017 and 2016, respectively. The effective combined Federal and State income tax rate was greater than the Federal statutory tax rate of 35.0% due to State income tax expense of $2,010,000 and $2,123,000, respectively, in these periods that were partially offset by the effects of tax-exempt income of $1,041,000 and $978,000, respectively, from investment securities, $732,000 and $709,000, respectively, from increase in cash value of life insurance, low-income housing tax credits of $94,000 and $62,000, respectively, and $150,000 and $0, respectively, of equity compensation excess tax benefits. The low income housing tax credits and the equity compensation excess tax benefits represent direct reductions in tax expense. These offsetting items helped to reduce the effective combined Federal and State income tax rate from the combined Federal and State statutory income tax rate of approximately 42.0%.

President and CEO of the Company commented, “Our bank enjoyed a solid quarter of performance. We continue to see strong loan growth which contributed to higher levels of net interest income during the quarter. Loan balances grew by $105 million or 3.7% during the quarter. Service charges and fees also increased significantly over 3rd quarter 2016 results from $8.022 million to $9.475 or 18.1%. Improvements in service charge and fee income are largely a result of our new deposit product lineup that was implemented during the first quarter of 2017. Notably, our deposits costs are largely unchanged over the past year. In addition, our total noninterest expenses decreased $194,000 or 0.5% compared to September 30, 2016.”

Smith added, “Due to the recent firestorms throughout Northern California many people have expressed their support and concerns. Thank you! Currently, all of our branches are open and operating with full staffing levels. We will be there to help our communities as they recover from these devastating fires. Our Santa Rosa community was hardest hit by the fires and many homes have been destroyed. We expect a significant need for banking services in the Santa Rosa area in the years ahead.”

In addition to the historical information contained herein, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, interest rate fluctuations, economic conditions in the Company’s primary market area, demand for loans, regulatory and accounting changes, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competitive effects, fee and other noninterest income earned, the outcome of litigation, as well as other factors detailed in the Company’s reports filed with the Securities and Exchange Commission which are incorporated herein by reference, including the Form 10-K for the year ended December 31, 2016. These reports and this entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business. The Company does not intend to update any of the forward-looking statements after the date of this release.

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands, except share data)

	Three months ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Statement of Income Data
Interest income	$45,913	$45,044	$43,484	$44,615	$43,709
Interest expense	1,829	1,610	1,491	1,460	1,439
Net interest income	44,084	43,434	41,993	43,155	42,270
Provision (benefit from reversal of provision) for loan losses	765	(796)	(1,557)	(1,433)	(3,973)
Noninterest income:
Service charges and fees	9,475	9,479	8,907	9,800	8,022
Other income	3,455	3,431	2,796	2,662	3,044
Total noninterest income	12,930	12,910	11,703	12,462	11,066
Noninterest expense:
Base salaries net of deferred loan origination costs	13,600	13,657	13,390	14,074	13,419
Incentive compensation expense	2,609	2,173	2,198	1,864	2,798
Employee benefits and other compensation expense	4,724	4,664	5,305	4,616	4,644
Total salaries and benefits expense	20,933	20,494	20,893	20,554	20,860
Other noninterest expense	16,289	15,410	14,929	16,009	16,556
Total noninterest expense	37,222	35,904	35,822	36,563	37,416
Income before taxes	19,027	21,236	19,431	20,487	19,893
Net income	$11,897	$13,589	$12,079	$12,533	$12,199
Share Data
Basic earnings per share	$0.52	$0.59	$0.53	$0.55	$0.53
Diluted earnings per share	$0.51	$0.58	$0.52	$0.54	$0.53
Book value per common share	$22.09	$21.76	$21.28	$20.87	$21.11
Tangible book value per common share	$19.04	$18.70	$18.20	$17.77	$17.99
Shares outstanding	22,941,464	22,925,069	22,873,305	22,867,802	22,827,277
Weighted average shares	22,931,855	22,899,600	22,870,467	22,845,623	22,824,868
Weighted average diluted shares	23,244,235	23,240,112	23,231,778	23,115,708	23,098,534
Credit Quality
Nonperforming originated loans	$11,689	$10,581	$13,234	$12,894	$13,083
Total nonperforming loans	21,955	17,429	19,511	20,128	20,952
Foreclosed assets, net of allowance	3,071	3,489	3,529	3,986	4,124
Loans charged-off	862	2,512	409	635	664
Loans recovered	$701	$434	$480	$1,087	$2,612
Selected Financial Ratios
Return on average total assets	1.04%	1.21%	1.08%	1.13%	1.11%
Return on average equity	9.38%	10.93%	9.97%	10.47%	10.15%
Average yield on loans	5.18%	5.23%	5.06%	5.38%	5.36%
Average yield on interest-earning assets	4.42%	4.42%	4.27%	4.42%	4.37%
Average rate on interest-bearing liabilities	0.27%	0.24%	0.22%	0.22%	0.22%
Net interest margin (fully tax-equivalent)	4.24%	4.26%	4.13%	4.28%	4.23%
Supplemental Loan Interest Income Data:
Discount accretion PCI - cash basis loans	$398	$386	$112	$483	$777
Discount accretion PCI - other loans	407	797	631	658	569
Discount accretion PNCI loans	559	987	798	637	883
All other loan interest income	35,904	34,248	33,373	34,463	33,540
Total loan interest income	$37,268	$36,418	$34,914	$36,241	$35,769

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands)

	Three months ended
Balance Sheet Data	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Cash and due from banks	$188,034	$167,649	$323,706	$305,612	$315,088
Securities, available for sale	678,236	672,569	571,719	550,233	510,209
Securities, held to maturity	536,567	559,518	580,137	602,536	641,149
Restricted equity securities	16,956	16,956	16,956	16,956	16,956
Loans held for sale	2,733	2,537	1,176	2,998	7,777
Loans:
Commercial loans	227,479	225,743	212,685	217,047	217,110
Consumer loans	361,320	360,782	357,593	366,111	381,250
Real estate mortgage loans	2,194,874	2,106,567	2,066,372	2,054,016	1,994,679
Real estate construction loans	147,940	133,301	124,542	122,419	119,187
Total loans, gross	2,931,613	2,826,393	2,761,192	2,759,593	2,712,226
Allowance for loan losses	(28,747)	(28,143)	(31,017)	(32,503)	(33,484)
Foreclosed assets	3,071	3,489	3,529	3,986	4,124
Premises and equipment	54,995	51,558	49,508	48,406	49,448
Cash value of life insurance	97,142	96,410	95,783	95,912	95,281
Goodwill	64,311	64,311	64,311	64,311	64,311
Other intangible assets	5,513	5,852	6,204	6,563	6,923
Mortgage servicing rights	6,419	6,596	6,860	6,595	6,208
Accrued interest receivable	12,656	11,605	11,236	12,027	10,819
Other assets	86,936	62,635	66,654	74,743	60,096
Total assets	$4,656,435	$4,519,935	$4,527,954	$4,517,968	$4,467,131
Deposits:
Noninterest-bearing demand deposits	$1,283,949	$1,261,355	$1,254,431	$1,275,745	$1,221,503
Interest-bearing demand deposits	965,480	956,690	947,006	887,625	910,638
Savings deposits	1,367,597	1,346,016	1,370,015	1,397,036	1,366,892
Time certificates	310,430	314,361	327,432	335,154	336,979
Total deposits	3,927,456	3,878,422	3,898,884	3,895,560	3,836,012
Accrued interest payable	867	781	770	818	774
Reserve for unfunded commitments	2,989	2,599	2,734	2,719	2,908
Other liabilities	62,850	59,868	66,938	67,364	69,695
Other borrowings	98,730	22,560	15,197	17,493	19,235
Junior subordinated debt	56,810	56,761	56,713	56,667	56,617
Total liabilities	$4,149,702	$4,020,991	$4,041,236	$4,040,621	$3,985,241
Total shareholders’ equity	$506,733	$498,944	$486,718	$477,347	$481,890
Accumulated other comprehensive gain (loss)	(4,612)	(4,501)	(7,402)	(7,913)	4,953
Average loans	$2,878,944	$2,783,686	$2,758,544	$2,695,743	$2,669,954
Average interest-earning assets	4,214,488	4,135,021	4,130,469	4,094,011	4,055,446
Average total assets	4,572,424	4,492,389	4,493,657	4,445,310	4,407,322
Average deposits	3,878,183	3,851,519	3,862,793	3,820,773	3,784,748
Average total equity	507,389	497,225	484,811	478,993	480,575
Total risk based capital ratio	14.4%	14.8%	15.0%	14.8%	14.8%
Tier 1 capital ratio	13.6%	13.9%	14.0%	13.7%	13.7%
Tier 1 common equity ratio	12.1%	12.3%	12.4%	12.2%	12.1%
Tier 1 leverage ratio	11.0%	11.0%	10.8%	10.6%	10.6%
Tangible capital ratio	9.5%	9.6%	9.3%	9.1%	9.3%

During the three months ended September 30, 2017, the Company changed its classification of 1st and 2nd lien non-owner occupied 1-4 residential real estate mortgage loans from commercial real estate mortgage loans to residential real estate mortgage loans and consumer home equity loans, respectively. This change in loan category classification was made to better align the Company’s financial reporting classifications with regulatory reporting classifications, and to properly classify these loans for regulatory risk-based capital ratio calculations. As a result of these reclassifications, at September 30, 2017, loans with balances of $60,957,000, and $5,620,000, that would have been classified as commercial real estate mortgage loans prior to this change, were classified as residential real estate mortgage loans, and consumer home equity loans, respectively; and the Company’s Total risk based capital ratio, Tier 1 capital ratio, and Tier 1 common equity ratio were all recalculated to be 0.10%-0.20% higher than they would have been prior to this change. Similar loan reclassifications, and related regulatory capital ratio recalculations, have been retroactively applied to amounts reported in previous periods and reflected in the table above. These reclassifications did not affect previously reported net income or total shareholders’ equity.

*****************